EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Announces 2016 Third Quarter Financial Results

ELGIN, Ill., Oct. 19, 2016 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq:HCCI), a leading provider of parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily focused on small and mid-sized customers, today announced results for the third quarter and first three quarters of fiscal 2016, which ended September 10, 2016.

Third quarter and year-to-date highlights include:

  Revenues decreased 1.0%, to $81.9 million, compared to $82.7 million in the third quarter of fiscal 2015.  Year-to-date revenues decreased 3.5%, to $240.9 million, compared to $249.7 million in the first three quarters of fiscal 2015.  The year-over-year decrease in revenue was primarily due to the decline in oil product pricing, and specifically the approximate 11% decline in the market price for the type of base oil we sell.

  Our 2016 third quarter EBITDA was $8.0 million.  For the first three quarters of fiscal 2016, EBITDA decreased 15.3% to $17.5 million compared to the first three quarters of 2015.

  Our Environmental Services segment includes parts cleaning, containerized waste, and vacuum services.  During the third quarter, Environmental Services revenues decreased $0.8 million, or 1.6%, compared to the third quarter of fiscal 2015.  Environmental Services revenues decreased $1.9 million, or 1.2%, for the first three quarters of 2016 compared to the first three quarters of 2015.

  Average revenues per working day in the third quarter of fiscal 2016 in our Environmental Services segment were approximately $885,000, compared to $900,000 in the third quarter of fiscal 2015.

  Our Oil Business segment includes used oil collection activities, sales of recycled fuel oil, and re-refining activities.  During the third quarter of fiscal 2016, Oil Business revenues of $30.6 million were flat compared to the third quarter of fiscal 2015.  During the first three quarters of fiscal 2016, Oil Business revenues decreased $6.9 million, to $84.8 million from $91.7 million in the first three quarters of fiscal 2015.  The revenue decrease was mainly due to lower selling prices for our base oil and RFO products, which was partially offset by higher base oil volume sold. The decline in revenue was further offset by increased revenue from used oil collection charges and stop fees of approximately $13 million during the first three quarters of 2016.

  During the third quarter of fiscal 2016, the average spot market price for the type of lubricating base oil we produce declined over 11% compared to the third quarter of fiscal 2015.  However, the average spot market price during the third quarter was up approximately 10% compared to the second quarter of fiscal 2016.

  During the third quarter of fiscal 2016, we produced base oil at a rate of 92% of the nameplate capacity of our re-refinery, which was a slightly lower rate compared to the two prior quarters in fiscal 2016.  The decreased production rate was mainly due to a planned, extended shutdown during the fiscal third quarter.

  SG&A expense for the third quarter of fiscal 2016 was $11.6 million compared to $10.7 million during the third quarter of fiscal 2015.  In the first three quarters of fiscal 2016, SG&A expense was $36.9 million, compared to $33.9 million in the first three quarters of fiscal 2015.  The increase in SG&A expense was due to unusually high legal expenses of $2.1 million during the third quarter of fiscal 2016 and $5.5 million for the first three quarters of fiscal 2016.  The majority of these legal expenses pertain to matters stemming from our acquisition of FCC Environmental, including expenses incurred in connection with arbitration claims brought against the sellers of FCC Environmental in order to enforce our rights under the stock purchase agreement.  We are seeking reimbursement for legal fees incurred in these matters.

  Net income attributable to common shareholders for the third quarter was $2.3 million compared to net income attributable to common shareholders of $2.7 million for the year earlier quarter.  Income per share was $0.10 in the third quarter of fiscal 2016 compared to $0.12 in the third quarter of fiscal 2015.  Net income attributable to common shareholders for the first three quarters was $2.4 million compared to net income attributable to common shareholders of $3.7 million for the first three quarters of fiscal 2015.  Net income per share was $0.11 in the first three quarters of fiscal 2016 compared to net income per share of $0.17 in the first three quarters of fiscal 2015.

The Company's Founder, President, and Chief Executive Officer, Joe Chalhoub, commented, "We are pleased with the continued improvement in the profitability of our Oil Business segment over the last two quarters.  During the third quarter we realized the benefit of an improvement in our base oil spread due primarily to higher base oil selling prices and a small improvement in our average used oil collection charge."

Chalhoub added, "While revenue in our Environmental Services segment continued to be under pressure in the third quarter due to decreased activity at customers in and around the energy sector, we expect to generate revenue growth in this segment during the fourth quarter.  Given the lack of revenue growth in the segment, we are especially pleased with our improvement in operating margin for the quarter."

Mark DeVita, Chief Financial Officer, stated, "We saw improved operating margin percentages in both of our business segments during the third quarter.  During the third quarter our profit before corporate SG&A expense in the Environmental Services segment was 29.4% compared to 28.7% in the third quarter of fiscal 2015.  In our Oil Business segment our profit before corporate SG&A expense was 5.7% compared to 2.1% in the third quarter of fiscal 2015."

DeVita added, "We are also pleased to report our cash flow from operations was approximately $9.6 million during the third quarter of fiscal 2016.  Our cash balance at the end of the quarter was $29.8 million, which represents a $4.5 million increase compared to the end of the second quarter."

DeVita also added, "Our net income attributable to common shareholders during the third quarter was negatively impacted by legal fees and other expenses stemming from our acquisition of FCC Environmental.  We believe a majority of the legal fees and other expenses stemming from our acquisition of FCC Environmental have now been recognized.  Excluding the impact of these expenses our adjusted net income attributable to common shareholders for the third quarter would have been $0.22 per share."

Safe Harbor Statement

All references to the “Company,” “we,” “our,” and “us” refer to Heritage-Crystal Clean, Inc., and its subsidiaries.

This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: general economic conditions and downturns in the business cycles of automotive repair shops, industrial manufacturing businesses and small businesses in general; increased solvent, fuel and energy costs and volatility in the price of crude oil, the selling price of lubricating base oil, solvent, fuel, energy, and commodity costs; our ability to enforce our rights under the FCC Environmental purchase agreement; our ability to pay our debt when due and comply with our debt covenants; our ability to successfully operate our used oil re-refinery and to cost effectively collect or purchase used oil or generate operating results; our ability to realize the anticipated benefits from our used oil re-refinery expansion within the expected time period, or at all; increased market supply or decreased demand for base oil; further consolidation and/or declines in the United States automotive repair and manufacturing industries; the impact of extensive environmental, health and safety and employment laws and regulations on our business; legislative or regulatory requirements or changes adversely affecting our business; competition in the industrial and hazardous waste services industries and from other used oil re-refineries; claims and involuntary shutdowns relating to our handling of hazardous substances; the value of our used solvents and oil inventory, which may fluctuate significantly; our ability to expand our non-hazardous programs for parts cleaning; our dependency on key employees; our level of indebtedness, which could affect our ability to fulfill our obligations, impede the implementation of our strategy, and expose us to interest rate risk; our ability to effectively manage our extended network of branch locations; the control of The Heritage Group over the Company; and the risks identified in our Annual Report on Form 10-K filed with the SEC on March 16, 2016 and subsequent filings with the SEC. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services to small and mid-sized customers in both the manufacturing and vehicle service sectors.  Our service programs include parts cleaning, containerized waste management, used oil collection and re-refining, vacuum truck services, waste antifreeze collection and recycling, and field services.  These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens.  Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small and mid-sized manufacturers, such as metal product fabricators and printers.  Through our used oil re-refining program, we recycle used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants.  Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 83 branches serving approximately 100,000 customer locations.

Conference Call

The Company will host a conference call on Thursday, October 20, 2016 at 9:30 AM Central Time, during which management will make a brief presentation focusing on the Company's operations and financial results.  Interested parties can listen to the audio webcast available through our company website, http://www.crystal-clean.com/investor/FinancialReleases.asp, and can participate in the call by dialing (720) 545-0014.

The Company uses its website to make information available to investors and the public at www.crystal-clean.com.

Heritage-Crystal Clean, Inc.
Condensed Consolidated Balance Sheets
(In Thousands, Except Share and Par Value Amounts)
(Unaudited)

	September 10, 2016	January 2, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$29,767	$23,608
Accounts receivable - net	47,370	41,592
Inventory - net	20,723	24,774
Other current assets	6,563	4,810
Total Current Assets	104,423	94,784
Property, plant and equipment - net	131,400	131,365
Equipment at customers - net	23,277	23,172
Software and intangible assets - net	20,786	22,202
Goodwill	31,510	30,325
Total Assets	$311,396	$301,848

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$31,612	$25,129
Current maturities of long-term debt	6,659	6,700
Accrued salaries, wages, and benefits	4,875	4,330
Taxes payable	7,209	6,735
Other current liabilities	3,965	3,617
Total Current Liabilities	54,320	46,511
Long term debt, less current maturities	59,917	62,778
Deferred income taxes	3,699	2,726
Total Liabilities	$117,936	$112,015

STOCKHOLDERS' EQUITY:
Common stock - 26,000,000 shares authorized at $0.01 par value, 22,272,941 and 22,213,364 shares issued and outstanding at September 10, 2016 and January 2, 2016, respectively	$223	$222
Additional paid-in capital	183,788	182,558
Retained earnings	8,784	6,385
Total Heritage-Crystal Clean, Inc. Stockholders' Equity	192,795	189,165
Noncontrolling interest	665	668
Total Equity	$193,460	$189,833
Total Liabilities and Stockholders' Equity	$311,396	$301,848

Heritage-Crystal Clean, Inc.
Condensed Consolidated Statements of Income
(In Thousands, Except per Share Amounts)
(Unaudited)

	Third Quarter Ended,		First Three Quarters Ended,
	September 10, 2016	September 12, 2015	September 10, 2016	September 12, 2015

Revenues
Product revenues	$27,182	$32,888	$75,582	$99,509
Service revenues	54,690	49,797	165,295	150,154
Total revenues	$81,872	$82,685	$240,877	$249,663

Operating expenses
Operating costs	$61,695	$63,499	$187,654	$197,576
Selling, general, and administrative expenses	10,726	9,872	34,455	31,553
Depreciation and amortization	4,196	4,419	12,442	13,050
Other expense (income) - net	1,439	99	1,238	(153)
Operating income	3,816	4,796	5,088	7,637
Interest expense – net	463	404	1,432	1,366
Income before income taxes	3,353	4,392	3,656	6,271
Provision for income taxes	942	1,637	1,140	2,418
Net income	2,411	2,755	2,516	3,853
Income attributable to noncontrolling interest	76	46	117	115
Net income attributable to Heritage-Crystal Clean, Inc. common stockholders	$2,335	$2,709	$2,399	$3,738

Net income per share: basic	$0.10	$0.12	$0.11	$0.17
Net income per share: diluted	$0.10	$0.12	$0.11	$0.17

Number of weighted average shares outstanding: basic	22,267	22,153	22,246	22,136
Number of weighted average shares outstanding: diluted	22,550	22,438	22,417	22,405

Heritage-Crystal Clean, Inc.
Segment Information
(In Thousands)
(Unaudited)

Third Quarter Ended,
September 10, 2016
	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$4,691	$22,491	$—	$27,182
Service revenues	46,591	8,099	—	54,690
Total revenues	$51,282	$30,590	$—	$81,872
Operating expenses
Operating costs	34,456	27,239	—	61,695
Operating depreciation and amortization	1,742	1,618	—	3,360
Profit before corporate selling, general, and administrative expenses	$15,084	$1,733	$—	$16,817
Selling, general, and administrative expenses			10,726	10,726
Depreciation and amortization from SG&A			836	836
Total selling, general, and administrative expenses			$11,562	$11,562
Other expense - net			1,439	1,439
Operating income				3,816
Interest expense – net			463	463
Income before income taxes				$3,353

Third Quarter Ended,
September 12, 2015
	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$4,923	$27,965	$—	$32,888
Service revenues	47,199	2,598	—	49,797
Total revenues	$52,122	$30,563	$—	$82,685
Operating expenses
Operating costs	35,532	27,967	—	63,499
Operating depreciation and amortization	1,647	1,949	—	3,596
Profit before corporate selling, general, and administrative expenses	$14,943	$647	$—	$15,590
Selling, general, and administrative expenses			9,872	9,872
Depreciation and amortization from SG&A			823	823
Total selling, general, and administrative expenses			$10,695	$10,695
Other expense - net			99	99
Operating income				4,796
Interest expense – net			404	404
Income before income taxes				$4,392

First Three Quarters Ended,
September 10, 2016
	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$14,826	$60,756	$—	$75,582
Service revenues	141,254	24,041	—	165,295
Total revenues	$156,080	$84,797	$—	$240,877
Operating expenses
Operating costs	106,892	80,762	—	187,654
Operating depreciation and amortization	5,166	4,789	—	9,955
Profit (loss) before corporate selling, general, and administrative expenses	$44,022	$(754)	$—	$43,268
Selling, general, and administrative expenses			34,455	34,455
Depreciation and amortization from SG&A			2,487	2,487
Total selling, general, and administrative expenses			$36,942	$36,942
Other expense - net			1,238	1,238
Operating income				5,088
Interest expense – net			1,432	1,432
Income before income taxes				$3,656

First Three Quarters Ended,
September 12, 2015
	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$15,634	$83,875	$—	$99,509
Service revenues	142,344	7,810	—	150,154
Total revenues	$157,978	$91,685	$—	$249,663
Operating expenses
Operating costs	109,836	87,740	—	197,576
Operating depreciation and amortization	5,045	5,653	—	10,698
Profit (loss) before corporate selling, general, and administrative expenses	$43,097	$(1,708)	$—	$41,389
Selling, general, and administrative expenses			31,553	31,553
Depreciation and amortization from SG&A			2,352	2,352
Total selling, general, and administrative expenses			$33,905	$33,905
Other (income) - net			(153)	(153)
Operating income				7,637
Interest expense – net			1,366	1,366
Income before income taxes				$6,271

Total assets by segment as of September 10, 2016 and January 2, 2016 were as follows:

(Thousands)	September 10, 2016	January 2, 2016
Total Assets:
Environmental Services	$130,384	$133,718
Oil Business	137,377	132,556
Unallocated Corporate Assets	43,635	35,574
Total	$311,396	$301,848

Segment assets for the Environmental Services and Oil Business segments consist of property, plant, and equipment, intangible assets, accounts receivable, goodwill, and inventories.  Assets for the corporate unallocated amounts consist of cash, other current assets, and property, plant, and equipment used at the corporate headquarters.

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA) and to Adjusted EBITDA
(Dollars in thousands)
(Unaudited)

	Third Quarter Ended,		First Three Quarters Ended,

	September 10, 2016	September 12, 2015	September 10, 2016	September 12, 2015

Net income	$2,411	$2,755	$2,516	$3,853

Interest expense - net	463	404	1,432	1,366

Provision for income taxes	942	1,637	1,140	2,418

Depreciation and amortization	4,196	4,419	12,442	13,050

EBITDA (a)	$8,012	$9,215	$17,530	$20,687

Legal Fees (b)	1,805	491	5,044	639

Fines and Restitution (c)	1,579	—	1,579	—

Non-cash compensation (d)	138	225	897	822

Inventory write down(e)	—	2,431	1,651	6,846

Acquisition and integration costs of FCC Environmental(d)	—	140	—	1,538

Adjusted EBITDA	$11,534	$12,502	$26,701	$30,532

(a)	EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.

(b)	Legal fees incurred to resolve routine and non-routine matters stemming from the acquisition of FCC Environmental and International Petroleum Corp.

(c)	Fines and restitution related to activities at FCC Environmental and International Petroleum Corp. prior to our acquisition of these companies.

(d)	Adjusted EBITDA represents EBITDA adjusted for certain non-cash or infrequently occurring items such as:

(1) Acquisition and integration costs related to the purchase of FCC Environmental, which are included in SG&A

(2) Non-cash compensation expenses which are recorded in SG&A

(e)	The write down of inventory values resulted in lower carrying costs for certain types of inventories. Depending on various factors, it is possible that these lower inventory values may result in lower cost of sales in future periods and thereby positively impact profitability in future periods.
We have presented Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it may be used by analysts, investors, our lenders, and other interested parties in the evaluation of our performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

Use of Non-GAAP Financial Measures

Adjusted net earnings and adjusted net earnings per share are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as substitute for, financial measures prepared in accordance with GAAP. Management believes that adjusted net earnings and adjusted net earnings per share provide investors and management useful information about the earnings impact of certain legal fees, restitution, and fines.

Reconciliation of our Net Earnings and Net Earnings Per Share Determined in Accordance with U.S. GAAP to our Non-GAAP Adjusted Net Earnings and Non-GAAP Adjusted Net Earnings Per Share
(Dollars in thousands, except per share data)
(Unaudited)

Third Quarter Ended,
September 10, 2016

GAAP net earnings	$2,335

Legal fees(a)	1,805
Tax effect on legal fees	(488)

Restitution(b)	1,059
Tax effect on restitution	(286)

Fines(b)	520

Adjusted net earnings	$4,945

GAAP basic and diluted earnings per share	$0.10

Legal fees per share	0.08
Tax effect on legal fees per share	(0.02)

Restitution per share	0.05
Tax effect on restitution per share	(0.01)

Fines per share	0.02

Adjusted basic and diluted earnings per share	$0.22

(a) Legal fees incurred to resolve routine and non-routine matters stemming from the acquisition of FCC Environmental and International Petroleum Corp.

(b) Fines and restitution related to activities at FCC Environmental and International Petroleum Corp. prior to our acquisition of these companies.

CONTACT

Mark DeVita, Chief Financial Officer, at (847) 836-5670